Exhibit 99.1

Global Partners Completes Sale-Leaseback of Gasoline Stations for $63.5 Million

WALTHAM, Mass.--(BUSINESS WIRE)--July 6, 2016--Global Partners LP (NYSE: GLP) today announced that on June 29, 2016 it completed the previously announced sale-leaseback of certain gasoline stations and convenience stores located in New England to a premier institutional real estate investor for a total purchase price of approximately $63.5 million. In connection with the sale, Global entered into a master unitary lease agreement under which it will lease the 30 properties for an initial term of 15 years with 20 years of contractual extension options. The proceeds from the transaction were used to reduce debt under the Partnership’s revolving credit agreement. As a result of the transaction, Global expects to incur additional rent expense of approximately $4.4 million for the 12 months ending June 30, 2017.

“This sale-leaseback, along with our previously announced disposition of non-strategic gasoline station sites, reflects the ongoing execution of our strategy to optimize and further unlock the value in our retail portfolio,” said Global President and CEO Eric Slifka.

About Global Partners LP

A publicly traded master limited partnership, Global is a midstream logistics and marketing company that owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast. Global also is one of the largest distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. The Partnership is engaged in the transportation of crude oil and other products by rail from the mid-continental U.S. and Canada to the East and West Coasts for distribution to refiners and others. With approximately 1,500 locations, primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global is No. 276 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

CONTACT:
Global Partners LP
Daphne H. Foster, 781-894-8800
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President, General Counsel and Secretary